News Release

Firsthand Technology Value Fund Discloses Preliminary NAV of $25.48 Per Share as of June 30, 2018

Top Holdings Include Pivotal Systems, IntraOp Medical,

Revasum, QMAT, and Nutanix

San Jose, CA, July 20, 2018 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly traded venture capital fund that invests in technology and cleantech companies, disclosed today that its preliminary NAV, as of June 30, 2018, was $25.48. The Fund further announced that its top five holdings as of June 30, 2018, were Pivotal Systems, IntraOp Medical, Revasum, QMAT, and Nutanix.

1.	Pivotal Systems, Inc. (ASX: PVS) provides monitoring and process control technologies for the semiconductor manufacturing industry. As of June 30, 2018, the Fund’s investment in Pivotal consisted of 53,758,441 shares of restricted common stock and represented approximately 34.3% of the Fund’s preliminary net assets.

2.	IntraOp Medical Corp. is the manufacturer of the Mobetron, a medical device that is used to deliver intra-operative radiation to cancer patients. As of June 30, 2018, the Fund’s investment in IntraOp consisted of 26,856,187 shares of preferred stock plus debt securities and represented approximately 13.8% of the Fund’s preliminary net assets.

3.	Revasum, Inc. is a provider of chemical-mechanical planarization (CMP) and grinding tools to the semiconductor industry. As of June 30, 2018, the Fund’s investment in Revasum consisted of 2,965,717 shares of preferred stock and common stock plus debt securities and represented approximately 12.3% of the Fund’s preliminary net assets.

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4.	QMAT, Inc. is developing advanced materials technologies for applications in the electronics industry. As of June 30, 2018, the Fund’s investment in QMAT consisted of 18,000,240 shares of preferred stock, debt securities, and warrants to purchase additional shares, and represented approximately 9.1% of the Fund’s preliminary net assets.

5.	Nutanix, Inc. (NASDAQ: NTNX) is a provider of hyperconverged data center equipment that merges computing, storage, and networking capabilities into a single piece of equipment. As of June 30, 2018, the Fund’s investment in Nutanix consisted of 283,772 shares of common stock and represented approximately 7.9% of the Fund’s preliminary net assets.

The Fund’s preliminary net assets as of June 30, 2018, include cash and cash equivalents of approximately $0.08 per share. As of June 30, 2018, the Fund’s top five holdings constituted 77.3% of the Fund’s preliminary net assets. Complete financial statements and a detailed schedule of investments will be made available with the Fund’s quarterly report filing on Form 10-Q in August 2018.

During the quarter, Pivotal Systems completed its initial public offering and listing on the Australian Securities Exchange (“ASX”). Pivotal closed the sale of 28,785,008 CHESS Depository Interests (“CDI”) in Australia on Thursday, June 28, 2018, with each CDI representing one share of Pivotal common stock, at an offer price of A$1.86 (Australian dollars) per CDI. Pivotal’s CDIs were listed and formally began trading on the ASX on July 2, 2018, under the symbol PVS. The Fund’s initial investment in Pivotal was made in 2012 and we now hold 53,758,441 shares of restricted common stock, representing 42.9% ownership of Pivotal’s common stock, on a fully diluted basis.

Due to the increase in the value of the Fund’s holdings in Pivotal Systems associated with the IPO, the Fund no longer qualifies as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”) because it no longer satisfies the RIC diversification requirements. As a result of this change, we will be taxed as a corporation for our fiscal year ended December 31, 2018, and will continue to be taxed in that manner for future fiscal years, paying federal and applicable state corporate taxes on our taxable income. Consequently, at the close of each fiscal quarter beginning with the quarter ended June 30, 2018, we will record a deferred tax liability for any net realized gains and net ordinary income for the year-to-date period plus net unrealized gains as of the end of the quarter. The preliminary NAV announced today reflects this change in accrued taxes. We may in the future again be able to qualify as a RIC if there is a sufficient change in the composition of our assets.

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About Firsthand Technology Value Fund

Firsthand Technology Value Fund, Inc. is a publicly traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

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The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies. An investment in the Fund involves substantial risks, some of which are highlighted below. Please see the Fund’s public filings for more information about fees, expenses and risk. Past investment results do not provide any assurances about future results.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Phil Mosakowski

Firsthand Capital Management, Inc.

(408) 624-9526

vc@firsthandtvf.com